Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Second Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, August 14, 2014—Bank of the Carolinas Corporation (OTCQB: BCAR) today reported financial results for the three- and six-month periods ended June 30, 2014.

For the three-month period ended June 30, 2014, the Company reported net income available to common shareholders of $599,000 as compared to a net loss of $1.8 million for the first quarter of 2014 and a net loss of $1.3 million for the second quarter of 2013. Net income per diluted common share was $0.15 for the second quarter of 2014 compared with a net loss per share of $0.45 for the first quarter of 2014 and a net loss per share of $0.33 for the second quarter of 2013.

For the six-month period ended June 30, 2014, the Company reported a net loss available to common shareholders of $1.2 million or $0.30 per common share, compared to a net loss of $1.4 million or $0.36 per common share for the six-month period ended June 30, 2013.

The provision for loan losses recognized a recovery of $1.3 million in the second quarter of 2014 compared to a recovery of $12,000 in the second quarter a year ago. For the six-month period ended June 30, 2014, the provision for loan losses recognized a recovery of $225,000 compared to a recovery of $1.2 million for the same six-month period of 2013. The Company recovered $12,000 of costs related to foreclosed real estate for the second quarter of 2014 as compared to $167,000 of expense in the second quarter of 2013. For the six-month period ended June 30, 2014, costs related to foreclosed real estate were $27,000 as compared to $532,000 for the same six-month period of 2013. Through June 30, 2014, credit-related costs totaled a recovery of $163,000, or a 79.7% decrease over the previous year’s recovery of $803,000 through June 30, 2013.

The Company continues its progress in reducing the level of nonperforming assets. As of June 30, 2014, the Company’s nonperforming assets decreased to $5.8 million and amounted to 1.36% of total assets as compared to $7.4 million or 1.74% of total assets as of March 31, 2014 and compared to $7.0 million, or 1.64% of total assets as of June 30, 2013. The allowance for loan losses was 1.84% of total loans as of June 30, 2014. Net loan chargeoffs amounted to $671,000 for the second quarter of 2014, as compared to net loan recoveries of $34,000 in the first quarter of 2014 and net loan chargeoffs of $88,000 in the second quarter of 2013.

The Company’s net interest margin was 2.73% in the second quarter of 2014, which is an increase of 6 basis points from 2.67% in the second quarter of 2013. Noninterest expense through June 30 decreased 5.95% in 2014 versus 2013 and for the three-month period decreased 6.42% in the second quarter of 2014 versus 2013. Cost savings of $717,000 for the first six months of 2013 have been recognized in salary and benefits, legal fees, and costs related to foreclosed real estate.

Total assets at June 30, 2014 amounted to $427.8 million, an increase of 0.2% when compared to $427.1 million as of June 30, 2013. Loans totaled $279.4 million at June 30, 2014, an increase of 3.7% from a year earlier, and deposits increased 0.2% over the prior year to $367.0 million. The Company’s deposit mix has improved by decreasing non-core brokered deposits by $3.5 million June 30, 2013.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 3.43% and 4.70% respectively, while its total capital to risk-weighted assets ratio was 5.96% as of June 30, 2014.

The Company completed a private placement of $45.8 million on July 16, 2014. In connection with the private placement, the Company repurchased all 13,179 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued under the Capital Purchase Program from the U.S. Treasury. The Company also repurchased all of its floating rate trust preferred securities issued through its subsidiary, Bank of the Carolinas Trust I, from the holders of those securities. The Company also repurchased a subordinated note from the holder of the note. As of July 31, 2014, the Company and its subsidiaries have no outstanding third-party debt obligations.

The Company injected $34.8 million from the proceeds of the private placement into the Company’s banking subsidiary. As of July 31, 2014, the Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 10.58% and 14.86% respectively, while its total capital to risk-weighted assets ratio was 16.12%.

President and CEO, Stephen R. Talbert, said, “We are pleased to release our second quarter earnings. We continue to have success in reducing our levels of nonperforming assets and decreasing our noninterest expense. I am proud of our successful $45.8 million private placement. I am grateful to the many people who helped us through this complicated transaction. We believe the Company is now positioned for continued success.”

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Concord, Harrisburg, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by OTC Markets Group Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	June 30,
	2014	2013
Assets:
Cash and due from banks, noninterest-bearing	$18,342	$4,374
Temporary investments	20,209	39,182
Investment securities	88,335	93,202
Loans	279,437	269,497
Less, allowance for loan losses	(5,153)	(6,398)

Total loans, net	274,284	263,099
Premises and equipment, net	11,097	11,542
Other real estate owned	1,951	1,589
Bank owned life insurance	11,059	10,710

Other assets	2,550	3,374

Total Assets	$427,827	$427,072

Liabilities:
Noninterest bearing demand deposits	$34,657	$33,353
Interest-checking deposits	42,466	41,131
Savings and money market deposits	111,385	111,783
Time deposits	178,504	180,041

Total deposits	367,012	366,308
Securities sold under repurchase agreements	45,267	45,939
Subordinated debt	7,855	7,855
Other liabilities	2,914	2,633

Total Liabilities	423,048	422,735

Shareholders’ Equity:
Preferred stock, no par value	13,179	13,179
Discount on preferred stock	—	(263)
Common stock, no par value at June 30, 2014, $5 par value per share at June 30, 2013	—	19,479
Additional paid-in capital	32,470	12,991
Retained losses	(39,157)	(37,830)
Accumulated other comprehensive income (loss)	(1,713)	(3,219)

Total Shareholders’ Equity	4,779	4,337

Total Liabilities and Shareholders’ Equity	$427,827	$427,072

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Unaccrued preferred stock dividend	2,331	1,565
Common shares authorized	500,000,000	15,000,000
Common shares issued and outstanding	3,895,840	3,895,840

Book value per common share	$(2.75)	$(2.67)

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
Interest income
Interest and fees on loans	$3,235	$3,224	$6,428	$6,440
Interest on securities	537	497	1,075	1,086
Other interest income	15	25	33	39

Total interest income	3,787	3,746	7,536	7,565

Interest expense
Interest on deposits	525	579	1,052	1,200
Interest on borrowed funds	564	563	1,121	1,120

Total interest expense	1,089	1,142	2,173	2,320

Net interest income	2,698	2,604	5,363	5,245
Provision for loan losses	(1,287)	(12)	(225)	(1,158)

Net interest income after provision for loan losses	3,985	2,616	5,588	6,403

Noninterest income
Customer service fees	293	291	584	572
Increase in value of bank owned life insurance	86	87	171	174
Gains on investment securities	—	—	—	—
Other income	5	5	19	3

Total noninterest income	384	383	774	749

Noninterest expense
Salaries and benefits	1,547	1,595	3,137	3,193
Occupancy and equipment	456	426	928	878
FDIC insurance assessments	368	369	731	736
Data processing expense	267	283	528	552
Valuation provisions and net operating costs associated with foreclosed real estate	(12)	167	27	532
Other	856	881	1,646	1,549

Total noninterest expenses	3,482	3,721	6,997	7,440

Income (Loss) before income taxes	887	(722)	(635)	(288)
Provision for income taxes	—	341	—	638
Net income (loss)	$887	$(1,063)	$(635)	$(926)
Dividends and accretion on preferred stock	(288)	(243)	(537)	(486)

Net loss available to common shareholders	$599	$(1,306)	$(1,172)	$(1,412)

Loss per common share:
Basic	$0.15	$(0.33)	$(0.30)	$(0.36)
Diluted	$0.15	$(0.33)	$(0.30)	$(0.36)

Weighted Average Common Shares Outstanding:
Basic	3,895,840	3,895,840	3,895,840	3,895,840
Diluted	3,895,840	3,895,840	3,895,840	3,895,840

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the six months ended June 30
	2014	2013	Change*
Average balance sheet data
Average loans	$278,401	$268,747	3.59%
Average earning assets	394,996	391,043	1.01
Average total assets	427,982	429,698	(0.40)
Average common shareholders’ equity	(10,081)	(4,472)	125.42
Average total shareholders’ equity	3,098	8,707	(64.42)

Period-end balance sheet data:
Total loans	$279,437	$269,497	3.69%
Allowance for loan losses	(5,153)	(6,398)	(19.46)
Total assets	427,827	427,072	0.18
Total deposits	367,012	366,308	0.19
Total common shareholders’ equity	(8,400)	(8,842)	(5.00)
Total shareholders’ equity	4,779	4,337	10.19

Asset quality indicators
Net loan charge-offs (recoveries)	$637	$(666)	(195.65)%
Total nonperforming loans	3,865	5,455	(29.15)
Total nonperforming assets	5,816	7,044	(17.44)

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	0.46%	(0.50)%	96	BP
Nonperforming loans to total loans	1.38	2.02	(64)
Nonperforming assets to total assets	1.36	1.64	(29)
Nonperforming assets to loan-related assets	2.07	2.60	(53)
Allowance for loan losses to total loans	1.84	2.37	(53)

Financial ratios
Return on average assets **	(0.30)%	(0.43)%	13	BP
Return on average common shareholders’ equity **	(23.44)	(63.67)	4,023
Net interest margin **	2.74	2.70	4

Per share amounts available to common shareholders
Basic loss per common share	$(0.30)	$(0.36)	16.67%
Diluted loss per common share	(0.30)	(0.36)	16.67
Book value per common share	(2.75)	(2.67)	3.11

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the three months ended June 30
	2014	2013	Change*
Average balance sheet data
Average loans	$278,525	$268,947	3.56%
Average earning assets	395,675	391,200	1.14
Average total assets	430,066	430,190	(0.03)
Average common shareholders’ equity	(10,144)	(4,385)	131.34
Average total shareholders’ equity	3,035	8,794	(65.49)

Asset quality indicators
Net loan charge-offs	$671	$88	662.50%

Asset quality ratios
Net-chargeoffs to average loans **	0.97%	0.13%	84	BP

Financial ratios
Return on average assets **	0.83%	(0.99)%	182	BP
Return on average common shareholders’ equity **	23.68	(119.46)	14,314
Net interest margin **	2.73	2.67	6

Per share amounts available to common shareholders
Basic loss per common share	$0.15	$(0.33)	144.12%
Diluted loss per common share	0.15	(0.33)	144.12
Book value per common share	(2.75)	(2.67)	3.11

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.